EXHIBIT 23
GHASSEMI, PHOEL & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
23 Langdon Place
Lynbrook, NY 11563
Phone:    516-887-4444
Fax:      516-887-4450


Board of Directors and Shareholders
Datatab, Inc.

The examination referred to in our opinion dated February 28, 2002 of the financial statements as of December 31, 2001 and for each of the three years then ended included the related supplemental financial schedules as listed in
Item 11(a)2, which, when considered in relation to the basic financial statements, presents fairly in all material respects the information shown therein.


/S/ GHASSEMI, PHOEL & CO.
-----------------------------
Certified Public Accountants

Lynbrook, New York
February 28, 2002





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